Exhibit 99.1

Contacts:
Medivation, Inc.	Lippert/Heilshorn & Associates
Patrick Machado, Chief Financial Officer	Bruce Voss/Don Markley
(415) 543-3470 x201	(310) 691-7100

MEDIVATION EXPANDS CLINICAL DEVELOPMENT OF DIMEBON TO INCLUDE

HUNTINGTON’S DISEASE

SAN FRANCISCO (October 11, 2005) – Medivation, Inc. (OTCBB: MDVN) today announced that, based on newly received data, it has expanded the clinical development program of its proprietary small molecule Dimebon to include Huntington’s disease.

Huntington’s disease is a neurological disorder characterized clinically by involuntary movements, loss of cognitive function and a wide spectrum of behavioral disorders. There are no FDA-approved therapies to treat Huntington’s disease, and the disease is invariably fatal. According to information on the website of the Hereditary Disease Foundation (www.hdfoundation.org), approximately 30,000 patients currently suffer from Huntington’s disease in the U.S., and an additional 150,000 are genetically at risk for developing it.

Medivation expects to file an investigational new drug application for Huntington’s disease in the first quarter of 2006 and to begin U.S. clinical testing of Dimebon in Huntington’s disease in the second quarter of 2006.

About Medivation

Medivation, Inc. seeks to acquire, develop and sell or partner biomedical technologies in the early-development stage of the research and development process – the stage beginning with the identification of a specific biomedical product candidate with a demonstrated scientific rationale for further development, and ending upon the completion of Phase II clinical trials designed to provide evidence of potential safety and efficacy in patients.

Safe Harbor

This press release contains forward-looking statements, including statements regarding the anticipated timing of regulatory and clinical milestones on our Dimebon Huntington’s disease program, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2004 and our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2005 and June 30, 2005, include more information about factors that could affect our financial and operating results.

# # #